UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 9, 2012

CARBO Ceramics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15903	72-1100013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 North Dairy Ashford, Suite 300 Houston, Texas		77079
(Address of Principal Executive Offices)		(Zip Code)

(281) 921-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 9, 2012, Mr. David G. Gallagher resigned from his position as Vice President of Marketing and Sales of CARBO Ceramics Inc. (the “Company”). The resignation is effective on August 15, 2012 (the “Effective Date”).

(e) Mr. Gallagher and the Company have entered into a Separation Agreement, dated August 9, 2012. Under the terms of the Separation Agreement, Mr. Gallagher will be entitled to receive accrued but unpaid base salary, unused vacation and reimbursement of business expenses as of the Effective Date. The Company will also continue to provide Mr. Gallagher with health benefits for a period of up to 18 months following his resignation. In accordance with their terms, all unvested awards of restricted stock held by Mr. Gallagher shall be forfeited on the Effective Date.

Mr. Gallagher will also be entitled to receive a payment that is equal to the amount he would have otherwise been paid under the Company’s Annual Incentive Arrangement (the “AIA”) for the 2012 calendar year, prorated for the number of days in which he served as an officer in 2012. One-half of such payment shall be made at the same time that other participants receive payments under the AIA in 2013. The remainder of the payment shall be made on the one year anniversary of the Effective Date.

For a period of six months, Mr. Gallagher agreed to render to the Company certain consulting services as the Company may reasonably request. In exchange for such services, the Company will pay Mr. Gallagher a fee equal to $15,000 per month.

Pursuant to the Separation Agreement, Mr. Gallagher agreed to non-disclosure and non-disparagement covenants and affirmed the two-year non-competition and non-solicitation covenants and other covenants previously agreed to in connection with his employment. Mr. Gallagher also agreed to a release of any claims against the Company for matters occurring prior to the execution of the Separation Agreement. The Separation Agreement may be revoked by Mr. Gallagher within seven days of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBO CERAMICS INC.

Date: August 9, 2012	By:	/s/ R. Sean Elliott
R. Sean Elliott
Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer